Exhibit 99.1

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Announces Second Quarter Results
HOUSTON, Texas — July 29, 2005. Baker Hughes Incorporated (BHI — NYSE) today announced that net income for the second quarter of 2005 was $218.8 million or $0.64 per diluted share, up 87% compared to $116.9 million or $0.35 per diluted share for the second quarter of 2004 and up 22% compared to $179.8 million or $0.53 per diluted share for the first quarter of 2005.
Revenues for the second quarter of 2005 were $1,775.5 million, up 18% compared to $1,499.0 million for the second quarter of 2004 and up 8% compared to $1,650.6 million for the first quarter of 2005.
Second quarter results include the favorable impact from lowering the company’s estimated effective tax rate for the 12 months ending December 31, 2005, and the favorable impact from recording a deferred tax asset of $10.6 million related to the company’s supplemental retirement plan. These items contributed approximately $0.04 per diluted share in the second quarter of 2005.
Chad C. Deaton, Baker Hughes chairman and chief executive officer, said, “A number of factors contributed to a stronger than expected second quarter. Strong activity levels in North America, Latin America, the UK and the Middle East are rapidly consuming excess capacity and challenging the industry’s ability to supply products and services. These markets are supporting a premium for reliable technology that delivers measurable improvements in productivity and efficiency. During the second quarter we achieved improvements in price and productivity, and did a good job of managing increasing raw materials costs. In addition, our tax rate was lower than planned.”
Commenting on current market conditions, Mr. Deaton continued, “Our customers recognize the ongoing need to accelerate the development and production of oil and gas reserves to meet the world’s growing energy requirements. While we remain concerned about the negative impact of high energy prices on global economic growth, we believe the market for our drilling and evaluation products and services will remain strong and the market for our completion and production group will continue to strengthen as new wells are completed through the balance of the year.”

Mr. Deaton continued, “We have again increased our capital spending budget for 2005 to support the increased market activity we expect. We will also continue to invest in human resources and new technology that deliver measurable economic benefit to our customers. And we will continue to strive for fair pricing for the value we provide. This quarter’s results could not have been achieved without the dedication, commitment and productivity of Baker Hughes employees. They deserve recognition for the contributions they have made to the company’s success.”
During the second quarter of 2005, debt decreased $9.6 million to $1,092.7 million, and cash increased $195.9 million to $482.0 million. In the second quarter of 2005, the company’s capital expenditures were $113.8 million, depreciation and amortization was $93.6 million and dividend payments were $38.9 million.
In September 2002, the company’s Board of Directors authorized the company to repurchase up to $275.0 million of its common stock. During the second quarter of 2005, the company did not repurchase any shares. In total, the company has repurchased approximately 8.1 million shares at a cost of $230.5 million and has authorization remaining to repurchase up to $44.5 million in stock.

Consolidated Statements of Operations

		Three Months Ended
(In millions, except per share amounts)	June 30,		March 31,
UNAUDITED	2005	2004	2005
Revenues	$1,775.5	$1,499.0	$1,650.6

Costs and Expenses:
Cost of revenues	1,220.8	1,071.1	1,160.3
Selling, general and administrative	252.8	233.1	221.7

Total costs and expenses	1,473.6	1,304.2	1,382.0

Operating income	301.9	194.8	268.6
Equity in income of affiliates	18.2	3.5	20.5
Interest expense	(16.7)	(20.6)	(18.6)
Interest income	3.3	0.4	1.9

Income from continuing operations before income taxes	306.7	178.1	272.4
Income taxes	(87.9)	(61.4)	(92.6)

Income from continuing operations	218.8	116.7	179.8
Discontinued operations:
Income from operations of BHMT	—	0.2	—

Income from discontinued operations	—	0.2	—

Net income	$218.8	$116.9	$179.8

Basic earnings per share:
Income from continuing operations	$0.65	$0.35	$0.53
Income from discontinued operations	—	—	—

Net income	$0.65	$0.35	$0.53

Diluted earnings per share:
Income from continuing operations	$0.64	$0.35	$0.53
Income from discontinued operations	—	—	—

Net income	$0.64	$0.35	$0.53

Weighted average shares outstanding, basic (thousands)	338,604	333,026	337,668
Weighted average shares outstanding, diluted (thousands)	340,442	334,724	339,483

Depreciation and amortization expense	$93.6	$91.2	$92.4

Capital expenditures	$113.8	$82.1	$85.6

Consolidated Statements of Operations

	Six Months Ended
(In millions, except per share amounts)	June 30,
UNAUDITED	2005	2004
Revenues	$3,426.1	$2,886.6

Costs and Expenses:
Cost of revenues	2,381.1	2,086.3
Selling, general and administrative	474.5	446.2

Total costs and expenses	2,855.6	2,532.5

Operating income	570.5	354.1
Equity in income of affiliates	38.7	12.4
Interest expense	(35.3)	(45.2)
Interest income	5.2	0.9

Income from continuing operations before income taxes	579.1	322.2
Income taxes	(180.5)	(111.1)

Income from continuing operations	398.6	211.1
Discontinued operations:
Income from operations of Bird and BHMT	—	0.9
Loss on disposal of Bird	—	(0.5)

Income from discontinued operations	—	0.4

Net income	$398.6	$211.5

Basic earnings per share:
Income from continuing operations	$1.18	$0.63
Income from discontinued operations	—	—

Net income	$1.18	$0.63

Diluted earnings per share:
Income from continuing operations	$1.17	$0.63
Income from discontinued operations	—	—

Net income	$1.17	$0.63

Weighted average shares outstanding, basic (thousands)	337,983	332,731
Weighted average shares outstanding, diluted (thousands)	339,824	334,415

Depreciation and amortization expense	$186.0	$184.5

Capital expenditures	$199.4	$164.4

Consolidated Condensed Balance Sheets

	UNAUDITED	AUDITED
(In millions)	June 30, 2005	December 31, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$482.0	$319.0
Accounts receivable, net	1,472.0	1,356.1
Inventories	1,102.6	1,035.2
Deferred income taxes	188.3	199.7
Other current assets	54.1	56.6

Total current assets	3,299.0	2,966.6

Investments in affiliates	706.8	678.1
Property, net	1,308.3	1,334.1
Goodwill	1,265.8	1,267.0
Intangible assets, net	148.7	155.1
Other assets	411.8	420.4

Total assets	$7,140.4	$6,821.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$481.9	$454.3
Short — term borrowings and current portion of long-term debt	12.5	76.0
Accrued employee compensation	328.0	368.8
Income taxes	109.3	104.8
Other accrued liabilities	223.2	226.3

Total current liabilities	1,154.9	1,230.2

Long-term debt	1,080.2	1,086.3
Deferred income taxes and other tax liabilities	242.9	231.9
Pensions and postretirement benefit obligations	306.6	308.3
Other liabilities	80.5	69.2

Stockholders’ equity:
Common stock	339.9	336.6
Capital in excess of par value	3,246.9	3,127.8
Retained earnings	866.8	545.9
Accumulated other comprehensive loss	(164.5)	(109.8)
Unearned compensation	(13.8)	(5.1)

Total stockholders’ equity	4,275.3	3,895.4

Total liabilities and stockholders’ equity	$7,140.4	$6,821.3

Calculation of EBIT and EBITDA (non-GAAP measures)1

		Three Months Ended
(In millions)	June 30,		March 31,
UNAUDITED	2005	2004	2005
Income from continuing operations before income taxes	$306.7	$178.1	$272.4
Interest expense	21.5	21.8	21.2

Earnings before interest expense and taxes (EBIT)	328.2	199.9	293.6
Depreciation and amortization expense	93.6	91.2	92.4

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$421.8	$291.1	$386.0

[1] EBIT and EBITDA are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

Operational Highlights
We report our results under three segments: Drilling and Evaluation, which consists of the Baker Atlas, Baker Hughes Drilling Fluids, Hughes Christensen, and INTEQ divisions; Completion and Production, which consists of the Baker Oil Tools, Baker Petrolite, and Centrilift divisions; and WesternGeco, the seismic joint venture with Schlumberger Limited in which we have a 30% interest. In this news release “Oilfield Operations” refers to the combination of the Drilling and Evaluation and the Completion and Production segments. The results of Oilfield Operations and WesternGeco are reported as “Total Oilfield.” Historical information on these segments from the first quarter of 2001 through the second quarter of 2005 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section.
Operational highlights for the three months ended June 30, 2005, June 30, 2004 and March 31, 2005 are detailed below. All results are unaudited and shown in millions.
Comparison of Quarters — Year over Year
(For the Three Months Ended June 30, 2005 and 2004)

	Revenues		Operating Profit Before Tax[1]
	Q2 2005	Q2 2004	Q2 2005	Q2 2004
Drilling and Evaluation	$893.7	$714.9	$177.3	$105.1
Completion and Production	880.9	783.0	175.6	143.0

Oilfield Operations	1,774.6	1,497.9	352.9	248.1
WesternGeco	—	—	18.5	3.8

Total Oilfield	1,774.6	1,497.9	371.4	251.9
Corporate, net interest and other	0.9	1.1	(64.7)	(73.8)

Total	$1,775.5	$1,499.0	$306.7	$178.1

Comparison of Quarters — Sequential
(For the Three Months Ended June 30, 2005 and March 31, 2005)

	Revenues		Operating Profit Before Tax[1]
	Q2 2005	Q1 2005	Q2 2005	Q1 2005
Drilling and Evaluation	$893.7	$839.3	$177.3	$158.5
Completion and Production	880.9	810.9	175.6	153.7

Oilfield Operations	1,774.6	1,650.2	352.9	312.2
WesternGeco	—	—	18.5	19.3

Total Oilfield	1,774.6	1,650.2	371.4	331.5
Corporate, net interest and other	0.9	0.4	(64.7)	(59.1)

Total	$1,775.5	$1,650.6	$306.7	$272.4

[1] Operating profit before tax is a non-GAAP measure comprised of income from continuing operations excluding the impact of certain identified non-operational items. The company did not have any such non-operational items for exclusion in the first or second quarter of 2005 nor in any quarter of 2004. The company believes that operating profit before tax is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit before tax internally as a measure of the performance of the company’s operations. Reconciliation of GAAP (Generally Accepted Accounting Principles) and operating results for applicable historical periods can be found on the company’s website at www.bakerhughes.com/investor. Further, the “investor relations/financial information” section of the company’s website includes a disclosure and reconciliation of non-GAAP financial measures that are used in this release and that may be used periodically by management when discussing the company’s financial results with investors and analysts.

Revenues by geographic area for the three months ended June 30, 2005, March 31, 2005 and June 30, 2004 are detailed below. All results are unaudited and shown in millions. Additional information for prior periods beginning with the three months ended March 31, 2001 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section of the website.
Revenues by Geography
(For the Three Months Ended June 30, 2005, March 31, 2005, and June 30, 2004)

	North	Latin	Europe, Africa,	Middle East,
Three Months Ended	America[1]	America[2]	CIS[3]	Asia Pacific[4]	Total
June 30, 2005	$745.3	$181.3	$501.6	$346.4	$1,774.6
March 31, 2005	723.8	157.0	458.4	311.0	1,650.2
June 30, 2004	597.5	149.7	462.0	288.7	1,497.9

[1] United States and Canada.

[2] Mexico, Central America and South America.

[3] Europe, Africa, Russia and the Caspian area, excluding Egypt.

[4] Middle East and Asia Pacific, including Egypt.
North American revenues increased 25% in the second quarter of 2005 compared to the second quarter of 2004. All divisions had increased sales from a stronger North American market.
•	Hughes Christensen’s Genesis® diamond bit rentals benefited from increases in gas-directed land-based drilling in the US and Canada, where the North American rig count was up 16% compared to the second quarter of 2004.

•	Baker Oil Tools’ results were particularly strong in the Gulf of Mexico and Eastern Canada, where it installed Eastern Canada’s first Intelligent Well System™ in a well off Sable Island.

•	Baker Atlas logged an ultra-deep well in the Gulf of Mexico with 24,500 psi pressure using its industry leading XMACSM acoustic logging system and 3D-ExplorerSM induction logging services.
Latin American revenues increased 21% in the second quarter of 2005 compared to the second quarter of 2004. The growth in revenues was broad-based, and in total, grew faster than the rig count, which was up 12% compared to the same period a year ago. Every division benefited from the increase in market activity.
•	Baker Oil Tools successfully installed its fourth In-Force™ Intelligent Well System™ in Ecuador in the second quarter. The completion also included QuantX gauges and a Centilift electric submersible pump.

•	INTEQ introduced the VertiTrak® automated vertical drilling service on a remote location in Brazil in over 3,000 feet of water successfully drilling more than 5,000 feet with a greater than 70% increase in rate of penetration compared to a competitor.
Europe, Africa, and CIS revenues were up 9% in the second quarter of 2005 compared to the second quarter of 2004. Europe and Africa combined revenues were up 17% in the second quarter of 2005 compared to a rig count which was down 2% for the same period.. Russian revenues in the second quarter of 2005 were down compared to the second quarter of 2004, primarily related to lower ESP sales by Centrilift.
•	During the second quarter of 2005, Baker Atlas opened a research center in Novosibirsk, Western Siberia.

•	In Norway, INTEQ successfully drilled a demanding “Starfish” well with five laterals contacting over 43,000 feet of reservoir using the AutoTrak® rotary steerable system, APLS™ Advanced Porosity Logging System, CoPilot® drilling dynamics service, and Hughes Christensen’s Genesis bits.
Middle East and Asia Pacific revenues were up 20% in the second quarter of 2005 compared to the second quarter of 2004, exceeding the increase in the rig count for the comparable period. The growth in Middle East revenues was led by strong sales of Baker Oil Tools’ Equalizer™ sand screen and INTEQ’s X-Treme® drilling motor services. Results for Asia Pacific also included unplanned export sales to China by Baker Atlas.
•	Centrilift’s ESPCP Electric Sumbersible Progressing Cavity Pump set a new standard for reliability setting a world record of 1,600 days of continuous service in Oman.

•	Baker Oil Tools installed its first expandable EXPRess® screen completion in Egypt’s Gulf of Suez following a successful EXPRess solid pipe installation.
Oilfield Operations
Unless otherwise noted, all comments in this section refer to Oilfield Operations which excludes WesternGeco.
The following table details the percentage change in revenues in the three months ended June 30, 2005, compared to the three months ended June 30, 2004 and March 31, 2005.
Comparison of Revenues
(For the Three Months Ended June 30, 2005 compared to the Three Months Ended June 30, 2004 and March 31, 2005)
UNAUDITED

	June 30, 2004	March 31, 2005
Drilling and Evaluation	25%	6%

INTEQ	24%	8%

Baker Hughes Drilling Fluids	16%	2%

Baker Atlas	27%	9%

Hughes Christensen	34%	5%

Completion and Production	12%	9%

Baker Oil Tools	18%	12%

Baker Petrolite	23%	11%

Centrilift	-12%	-3%

Revenues for the second quarter of 2005 increased 18% compared to the second quarter of 2004 and increased 8% compared to the first quarter of 2005. With the exception of Centrilift, every division increased revenues compared to the second quarter of 2004 and compared to the first quarter of 2005. Baker Hughes Drilling Fluids, Baker Oil Tools, Baker Petrolite, Hughes Christensen and INTEQ all reported record revenues in the second quarter of 2005. The decrease in revenues at Centrilift was primarily due to a decrease in Russian revenues in the second quarter of 2005.
Every division except Centrilift reported improved profits in the second quarter of 2005 compared to the second quarter of 2004. Baker Oil Tools, Baker Petrolite and Hughes Christensen reported record operating profits in the second quarter of 2005.
The non-GAAP measure of pre-tax operating margin, which is operating profit before tax divided by revenues, was 19.9% for the second quarter of 2005 compared to 16.6% for the second quarter of 2004 and 18.9% for the first quarter of 2005. Baker Oil Tools, Baker Petrolite and Hughes Christensen reported record pre-tax operating margins in the second quarter of 2005, and every division except Baker Hughes Drilling Fluids, reported at least double digit pre-tax operating margins.
Corporate, Net Interest and Other
Corporate, net interest and other expenses were $64.7 million in the second quarter of 2005, down $9.1 million from the second quarter of 2004 and up $5.6 million from the first quarter of 2005. The decrease in corporate, net interest and other expenses compared to the second quarter a year ago was primarily due to lower net interest costs. Compared to the first quarter of 2005, the increase was primarily due to higher corporate cost center spending and increased costs associated with assets and liabilities retained from the discontinued Process segment, partially offset by lower net interest expense and favorable changes in foreign currency.
Outlook
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements” in this news release. These statements do not include the potential impact of any acquisition, disposition, merger, joint venture, adoption of accounting pronouncements, or other transaction that could occur in the future. Statements regarding WesternGeco are based on information provided by WesternGeco, and therefore, are subject to the accuracy of that information. Additionally, forward-looking statements relating to WesternGeco are also subject to the factors listed in Forward-Looking Statements in this news release.
•	Revenues for the year 2005 are expected to be up 17% to 19% compared to the year 2004. Revenues in the third quarter of 2005 are expected to be up 17% to 19%

compared to the third quarter of 2004 and up 1% to 3% compared to the second quarter of 2005.
•	WesternGeco is expected to contribute $75 to $85 million in equity in income of affiliates for the year 2005 and $20 to $25 million for the third quarter of 2005.

•	Corporate and other expenses, excluding interest expense, are expected to be between $185 and $195 million for the year 2005 and approximately $49 to $52 million in the third quarter of 2005.

•	Net interest expense is expected to be between $53 and $57 million for the year 2005 and approximately $13 to $15 million in the third quarter of 2005.

•	Net income per diluted share is expected to be between $2.52 and $2.60 for the year 2005. Net income per diluted share is expected to be between $0.64 and $0.67 in the third quarter of 2005.

•	Capital spending is expected to be between $490 and $510 million for the year 2005.

•	Depreciation and amortization expense is expected to be between $390 and $410 million for the year 2005.

•	The effective tax rate for the third and fourth quarters of 2005 is expected to be approximately 33%. The effective tax rate for the year 2005 is expected to be approximately 32%.
Conference Call
The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 8:30 a.m. eastern time, 7:30 a.m. central time, on Friday, July 29, 2005. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Friday, August 12, 2005. The number for the replay is (706) 645-9291 and the access code is 6493023. The call and replay will also be webcast on www.bakerhughes.com/investor by selecting “News Releases” and then “Conference Calls”.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward — Looking Statement”). The words “estimate,” “expect,” “believe,” “will,” “anticipate,” and similar expressions are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking-statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and those set forth from time to time in our filings with the Securities and Exchange Commission. The documents are available through the

Company’s web site or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward — looking statement. Our expectations regarding our business outlook, including changes in our revenues, capital spending and profitability; oil and gas market conditions specific to our business; pricing, market share and contract terms; costs and availability of resources; changes in laws or regulatory conditions; economic conditions; and environmental matters are only forecasts regarding these matters.
These forecasts may be substantially different from actual results, which are affected by the following risk factors and the timing of any of those risk factors:
•	Oil and gas market conditions — the level of petroleum industry exploration and production expenditures; drilling rig and oil and natural gas industry manpower and equipment availability; the price of, and the demand for, crude oil and natural gas; drilling activity; excess productive capacity; seasonal and other weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; OPEC policy and the adherence by OPEC nations to their OPEC production quotas; war, military action, terrorist activities or extended period of international conflict, particularly involving the U.S., Middle East or other major petroleum — producing or consuming regions; civil unrest or security conditions where we operate; expropriation of assets by governmental action.

•	Pricing, market share and contract terms — our ability to implement and affect price increases for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies.

•	Costs and availability of resources — our ability to manage the rising costs and availability of sufficient raw materials and components (especially steel alloys, copper and chemicals); our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long — lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor — related actions, including strikes, slowdowns and facility occupations.

•	Litigation and changes in laws or regulatory conditions — the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; outcome of government and internal investigations and legal proceedings; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; additional restrictions on doing business in countries subject to sanctions: changes in laws in Russia or other countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of audits by various tax authorities; ability to fully utilize our tax loss carryforwards and tax credits.
•	Economic conditions — worldwide economic growth; the effect that high energy prices may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in international locations where we operate; the condition of the capital and equity markets in general; our ability to estimate the size of and changes in the worldwide oil and natural gas industry.

•	Environmental matters — unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.
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NOT INTENDED FOR BENEFICIAL HOLDERS